Exhibit 99.5

Vital Therapies, Inc.

15222-B Avenue of Science

San Diego, California 92128

Consent to Reference in Proxy Statement/Prospectus

Vital Therapies, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the closing of the transaction described in the proxy statement/prospectus.

Sincerely,

/s/ Dr. Jörg Neermann
Dr. Jörg Neermann